Exhibit 99.1

News Release

Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics, Inc. Receives Favorable Letter Ruling from IRS

CHICAGO, April 4, 2003—Methode Electronics, Inc. (Nasdaq: METHA) today announced it has received a favorable supplemental private letter ruling from the Internal Revenue Service in connection with its proposed tender offer to purchase all of the outstanding shares of its Class B common stock.

The supplemental private letter ruling confirms that the tender offer will not adversely affect Methode's ability to rely on the private letter ruling received from the IRS in March 2001, which held that Methode's spin-off of Stratos Lightwave, Inc. was tax-free to Methode and its stockholders.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com .